Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-236906 on Form S-4 and Registration Statement No. 333-279631 on Form S-3 of Meridian Corporation and Subsidiaries of our report dated March 13, 2026, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Washington, D.C.
March 13, 2026